Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Wednesday, August 17, 2005
LAKES ENTERTAINMENT, INC. ANNOUNCES
ANTICIPATED LATE FILING OF FORM 10-Q
MINNEAPOLIS, August 17, 2005 — Lakes Entertainment, Inc. (LACO) announced today that the filing of its quarterly report on Form 10-Q for the quarterly period ended July 3, 2005 (“2005 Second Quarter Form 10-Q”) will be delayed beyond August 19, 2005, the extended due date of the filing. Previously, Lakes had filed a notification with the SEC to extend the due date of the 2005 Second Quarter Form 10-Q by 5 calendar days after its original due date. Because the 2005 Second Quarter Form 10-Q will not be filed by the extended due date, the filing will not be considered timely.
The filing delay is in response to comments Lakes has received from the SEC staff on Lakes’ Annual Report on Form 10-K for the year ended December 28, 2003, related to a review of Lakes’ financial statements. The SEC staff has questioned Lakes’ accounting for development costs and advances related to Indian casinos. As previously announced, Lakes has not filed its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (“2004 Form 10-K”) or its quarterly report on Form 10-Q for the quarterly period ended April 3, 2005 (“2005 First Quarter Form 10-Q”). Lakes continues its ongoing discussions with the SEC staff about the comments. However, the comments have not yet been resolved, resulting in the filing delay.
The SEC staff comments do not affect Lakes’ cash position, its business model or the potential of its various casino projects.
In addition, as previously announced, Lakes’ relationship with Deloitte & Touche, LLP will terminate with the completion of its audit of Lakes’ financial statements for the fiscal year ended January 2, 2005 and the filing of the 2004 Form 10-K. Lakes plans to engage a new independent public accounting firm for its 2005 fiscal year when its relationship with Deloitte & Touche, LLP ceases. Once Lakes engages an independent public accounting firm for its 2005 fiscal year, such firm will need an appropriate amount of time to review the 2005 First Quarter Form 10-Q and the 2005 Second Quarter Form 10-Q before they are filed. Lakes continues to work diligently toward completing and filing its delinquent reports. While Lakes is working expeditiously to resolve the SEC staff comments, Lakes is unable to predict when it will be able to file its 2004 Form 10-K, 2005 First Quarter Form 10-Q and 2005 Second Quarter Form 10-Q.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with six separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of nine separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the relisting of Lakes’ common stock on The Nasdaq Stock Market, the SEC staff comments that question various aspects of Lakes’ financial statements, which comments have not yet been resolved; possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.